Exhibit 23.2
Consent of Ryan Beck & Co., Inc.
The Board of Directors
Citizens Bancorp, Inc.:
     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Citizens Bancorp, Inc. (“Citizens”), dated March 8, 2007, within the Proxy Statement-Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger transaction in which Citizens & Northern Corporation will acquire Citizens, as Appendix B to the Proxy Statement-Prospectus, and to the references to such opinion in such Proxy Statement-Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Ryan Beck & Co., Inc.
/s/ Charles R. Crowley
Charles R. Crowley
Managing Director
March 6, 2007